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                                                                 EXHIBIT 8.1

Internal Revenue Service                Department of the Treasury

                                        Washington, DC 20224
Index Numbers: 353.01-00 368.02-00 368.04-00

                                        Contact Person:

                                        Telephone Number:

                                        In Reference to:
                                        CC:DOM:CORP:3 - PLR-109878-97

                                        Date:  SEP 19, 1997

Distributing    =

Controlled      =

Business A      =               "This document may not be used or cited as
                                 precedent. Section 6110 (ii) (3) of the
                                 Internal Revenue Code."

Business B      =

Acquiror        =

Corporation     =

Sub 1           =

Sub 2           =

Sub 3           =

Sub 4           =

Sub 5           =

Sub 6           =

Sub 7           =

Sub 8           =

Sub 9           =

State D         =
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PLR-109878-97

e             =

Date F        =

g             =

        This letter replies to a request dated May 19, 1997 for rulings about the federal income tax consequences of a proposed transaction. We have received additional information in letters dated July 30, 1997 and August 29, 1997. The information submitted for consideration is summarized below. Other aspects of the transaction will be the subject of a separate ruling from the Office of Chief Counsel (Employee Benefits and Exempt Organizations) (PLR 112582-97).

        Distributing, a State D corporation, is the common parent of an affiliated group of corporations which files a consolidated Federal income tax return on a calendar year basis using an accrual method of accounting. Distributing has outstanding one class of common stock, which is publicly traded and widely held. Distributing, a holding company, conducts Business A through Corporation and its other direct and indirect subsidiaries and Business B through Sub 1 through Sub 9 and their other direct and indirect subsidiaries. Sub 6, a holding company, was acquired on Date F in a reorganization that is represented to have qualified under section 368(a). The stock of Sub 6 will represent approximately 3 percent of the gross fair market value of Controlled's assets.

        Controlled, a State D corporation, is a newly organized company formed to consummate the transaction. Controlled will recapitalize to authorize the issuance of shares of stock to consummate the transaction. Controlled will conduct Business B through Sub 1 through Sub 9 and their other direct and indirect subsidiaries. All of the outstanding voting common stock of Controlled is held by Distributing.

        We have received financial information indicating that Distributing's Business A, currently conducted through Corporation and its other direct and indirect subsidiaries, and Distributing's Business B, currently conducted through Sub 1 through Sub 9 and their other direct and indirect subsidiaries, have each had gross receipts and operating expenses representative of the active conduct of a trade or business for each of the past five years.


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PLR-109878-97

        Acquiror wants to acquire the Business A operations of Distributing but has no interest in the Business B operations ("Unwanted Assets"). To accommodate Acquiror, Distributing proposes to divest itself of the unwanted Business B. The distribution (described in step (iv), below) is being carried out in order to tailor Distributing's assets to facilitate a subsequent tax-free acquisition of Distributing by Acquiror.

        Therefore, to accomplish the above, Distributing proposes the following series of transactions (collectively, the "Transaction"):

(i) Prior to the distribution, corporation will borrow from an unrelated party approximately - to repay a portion of its intercompany indebtedness to Distributing, which arose in the ordinary course of Corporation's business. Distributing intends to use the proceeds received from Corporation to repay its existing indebtedness to unrelated parties as well as to pay for other expenses incurred in he normal course of business.

(ii) Distributing will contribute to the capital of certain of its subsidiaries, intercompany receivables which are immediately outstanding immediately prior to the transfer described in step
                (iii) below. To the extent that intercompany payables exist at Distributing with respect to any of its subsidiaries, such intercompany payables will be eliminated by such subsidiary through a dividend distribution.

(iii) Distributing will transfer the stock of Sub 1 through Sub 9 to controlled in exchange for all of Controlled's outstanding stock and the assumption of liabilities of Distributing incurred in connection with Business B.

(iv) Distributing will distribute all of the stock of controlled, pro rata, to the holders of its common stock.

(v) Distributing will merge with and into Acquiror ("Merger"), with Distributing shareholders receiving voting common stock of Acquiror in exchange for their Distributing common stock. Shareholders of Distributing will receive in the aggregate approximately a percent (a number greater that 50) of the outstanding stock of Acquiror following the Merger.

        Immediately after the distribution, options to purchase Distributing common stock which have been granted to each person

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PLR-109878-97

employed by Distributing or any of its subsidiaries other than Corporation or any of its subsidiaries shall be assumed by Controlled which shall substitute in their place options to purchase common stock of Controlled in accordance with an Employee Benefits Matters Agreement and such options will generally be exercisable upon the same terms and conditions as under the applicable Distributing option plan. All remaining options to purchase shares of Distributing that are outstanding under the Distributing option plans and the applicable option agreements issued thereunder will be assumed by Acquiror.

        Distributing has provided its executives with a variety of incentive compensation awards including non qualified and incentive stock options, stock appreciation rights, restricted stock, performance shares, phantom units and other stock awards. Immediately after the moment in time that the distribution is effective, Controlled will substitute for each outstanding Distributing option held by an employee who is not retained by Distributing, a new option to acquire shares of Controlled common stock, which option shall be of the same character (i.e., incentive option or non qualified stock option, as the case may be) and subject to substantially the same terms and conditions, as the Distributing option for which it is substituted. Awards of Controlled common stock will in no event equal or exceed 20 percent of the Controlled common stock outstanding.

        In connection with the distribution, Distributing and Controlled will enter into various contract agreements, including certain transitional agreements. Such agreements include a Tax Allocation and Indemnification Agreement, an Interim Services Agreement, an Employee Benefit Matters Agreement and a Preferred Provider Agreement. The Preferred Provider Agreement will provide for Corporation's continuing performance of certain services and provision of Corporation products to Controlled and its subsidiaries subsequent to the distribution.

        The taxpayers have made the following representations in connection with the proposed distribution of Controlled from Distributing:

(a) The indebtedness, if any, owed by Controlled to Distributing after the Distribution will not constitute stock or securities.

(b) No part of the consideration of Controlled to be distributed by Distributing will be received by a shareholder as a creditor, employee or in any capacity other than that of a shareholder of the Distributing.



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(c)     The five years of financial information submitted on behalf of
        Distributing is representative of the present operations and there have been no substantial operational changes since the date of the last financial statements submitted.

(d) Immediately after the distribution, at least 90 percent of the fair market value of the gross assets of Distributing, Controlled and Sub 6 will consist of the stock and securities of controlled corporations that are engaged in the active conduct of a trade or business as defined in section 355(b)(2).

(e) Following the distribution, Distributing, Controlled and Acquiror directly or through their respective subsidiaries will each continue the active conduct of its business, independently and with separate employees.

(f) This distribution will be carried out for the following corporate purpose: to facilitate the subsequent nontaxable acquisition of Distributing by Acquiror. Acquiror will only complete the acquisition if Distributing first disposes of the Unwanted Assets. The distribution of the stock of Controlled is motivated, in whole or in substantial part, by this corporate purpose.

(g) There is no plan or intention by any shareholder who owns 5 percent or more of the stock of Distributing, and the management of Distributing, to its best knowledge, is not aware of any plan or intention of the part of any particular remaining shareholder or security holder of Distributing to sell, exchange, transfer by gift, or otherwise dispose of any stock in, or securities of, either Distributing or Controlled after the Distribution or Acquiror after the Merger.

(i) There is no plan or intention by Distributing or Controlled, directly or through any subsidiary corporation, to purchase any of its outstanding stock after the proposed distribution, other than through stock purchases meeting the requirements of Section 4.05(1)(b) of Rev. Proc. 96-30, 1996-1 C.B. 696.

(j) Except for the Merger, there is no plan or intention to liquidate Distributing or Controlled, to merge Distributing or Controlled with any other corporation, or to sell or otherwise dispose of the assets of Distributing or Controlled after the distribution, except in the ordinary course of business or in conjunction with any transfer of Distributing's assets under section 368(1)(2)(C).



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PLR-109878-97

(k) The total adjusted basis and fair market value of the assets transferred to Controlled by Distributing each equals or exceeds the sum of the liabilities assumed by Controlled plus any liabilities to which the transferred assets are subject.

(l) The liabilities to be assumed in the Transaction and the liabilities to which the transferred assets will be subject were incurred in the ordinary course of business and are associated with the assets being transferred.

(m) Except for claims that might arise under the Tax Allocation and Indemnification Agreement, the Interim Services Agreement, the Agreement and Plan of Merger, the Agreement and Plan of Distribution, the Employee Benefit Matters Agreement, and the Preferred Provider Agreement, no intercompany debt will exist between Distributing and Controlled at the time of, or subsequent to, the distribution.

(n) Immediately before the distribution, items of income, gain, loss, deduction, and credit will be taken into account as required by the applicable intercompany transaction regulations (see section 1.1502-13 and section 1.1502-14 as in effect before publication of T.D. 8597, 1995-32 I.R.B. 6, and as currently in effect; section 1.1502-13 as published by T.D. 8597). Further, Distributing will have no excess loss account with respect to the Controlled stock, and if Controlled has an excess loss account with respect to the stock of any Controlled subsidiary, the full amount of such excess loss account will be included in income immediately before the distribution as required (see section 1.1502-19).

(o) No two parties to the distribution are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv).

(p) Payments made in connection with all continuing transactions between Distributing (or one or more of it subsidiaries) and Controlled (or one or more of its subsidiaries) will be for fair market value based on terms and conditions arrived at by the parties bargaining at arm's length.

        The taxpayers have made the following representation in connection with the proposed Merger of Distributing and Acquiror:

        The Merger of Distributing with and into Acquiror will qualify as a reorganization within the meaning of section 368(a)(1)(A).






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        Based solely on the information submitted and on the
representations set forth above, we hold as follows:

(1) The transfer by Distributing to Controlled of the Unwanted Assets, solely in exchange for the stock of Controlled and the assumption by Controlled of the liabilities of Distributing incurred in connection with Business B, followed by Distributing's distribution of the stock of Controlled to its shareholders will constitute a reorganization within the meaning of section 368(a)(1)(D). Distributing and Controlled will each be "a party to a reorganization" within the meaning of section 368(b).

(2) Distributing will recognize no gain or loss upon the transfer of Unwanted Assets to Controlled, solely in exchange for the stock of Controlled and the assumption by Controlled of the liabilities of Distributing incurred in connection with Business B. (sections 361(a) and 357(a)).

(3) Controlled will recognize no gain or loss on the receipt of the assets from Distributing pursuant to the transfer of the stock of Sub 1 through Sub 9 in exchange for Controlled common stock (section 1032(a)).

(4) Controlled's basis in the assets received from Distributing will be the same as the basis of the assets in the hands of Distributing immediately prior to the transaction (section 362(b)).

(5) Controlled's holding period of the assets received from Distributing in the proposed transaction will include the period during such assets were held by Distributing (section 1223(2)).

(6) Distributing will recognize no gain or loss upon the distribution of all of the Controlled stock to Distributing's shareholders (section 361(c)(1)).

(7) Distributing's shareholders will recognize no gain or loss (and no amount will be included in the income of Distributing's shareholders) upon their receipt of the Controlled stock (sections 355(a)(1) and (d)).

(8) The aggregate basis of the Controlled and Distribution stock in the hands of the shareholders of Distributing after the distribution will be the same as the aggregate basis of the Distributing Common Stock held immediately before the distribution by Distributing's shareholders, allocated in proportion to their fair market value on the date of the





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PLR-109878-97

        Distribution in accordance with Section 1.358-2(a)(2) (sections 358(a),
        (b), (c)).

(9) Provided the Distributing common stock is held as a capital asset on the date of the distribution, the holding period of the Controlled shares received by the shareholders of Distributing will include the holding period of the Distributing common stock with respect to which the Distribution was made (section 1223(1)).

(10) As provided in section 312(h), proper allocation of earnings and profits between Distributing and Controlled will be made under Section 1.312-10(a) (section 312(h)). Distributing and its subsidiaries and Controlled and its subsidiaries will adjust their earnings and profits in accordance with section 1.1502-33(a) of the regulations. (In applying these principles, either Distributing and its subsidiaries or Controlled and its subsidiaries may have to eliminate earnings and profits).

(11) The subsequent merger of Acquiror and Distributing will not adversely affect the rulings in paragraphs (1) through (9) above provided the Merger qualifies as a reorganization under section 368(a).

(12) Provided, immediately after the Merger, the shareholders of Distributing, as a result of their stock ownership in Distributing, own more than 50 percent of the fair market value of the outstanding stock of Acquiror, the transaction will constitute a reverse acquisition within the meaning of section 1.1502-75(d)(3) of the regulations. Accordingly, the affiliated group of which Distributing was formally the common parent will remain in existence with Acquiror as the common parent of the group as of the effective date of the transaction (section 1.1502-75(d)(3)).

(13) Acquiror and its subsidiaries shall adopt the taxable year of Distributing pursuant to section 1.1502-75(d)(3)(v) of the regulations. Distributing and its subsidiaries shall not close their taxable year and Acquiror and its subsidiaries shall close their taxable years as of the date of the transaction (section 1.1502-75(d)(3)(v)).

(14) For purposes of section 1.1502-76(b) of the regulations, Distributing shall be treated as the common parent for the entire taxable year in which the transaction occurs and Acquiror shall be treated as a member for the portion of such taxable year subsequent to the transaction.




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PLR-109878-97


        We express no opinion about the tax treatment of the transaction under other provisions of the Code and regulations or about the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically covered by the above rulings. No opinion is expressed concerning the exchange of Distributing options for Controlled options. This ruling has no effect on any earlier documents and is directed only to the taxpayer who requested it. Section 6110(j)(3) of the Code provides that it may not be used or cited as precedent.

        Each affected taxpayer should attach a copy of this letter to the taxpayer's federal income tax returns for the taxable year in which the transaction covered by this ruling letter is consummated.

        In accordance with the power of attorney on file in this office, we have sent a copy of this letter to the taxpayer's authorized representative.

                                            Sincerely yours,

                                            Assistant Chief Counsel (Corporate)



                                            By VICTOR PENICO
                                               --------------------------------
                                               Victor Penico
                                               Chief, Branch 3